Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is hereby made and entered into as of May 10th, 2013, to be effective as of the Effective Date (as defined in Section 17 below), by and between magicJack Vocaltec Ltd., a company formed under the laws of the State of Israel, and all of its direct and indirect subsidiaries (collectively, the “Company”), and Peter J. Russo (“Russo”).

Background

Russo has served as the Company’s Chief Financial Officer. Russo and Company have mutually agreed to terminate such engagement on the terms and conditions provided for in this Agreement. In connection with the termination of such engagement and as partial consideration for this Agreement, Russo and Company have agreed that the Company shall engage Russo to provide certain transition and advisory services for the fees and on the terms and conditions set forth in a Consulting Agreement dated on or about the date hereof (the “Consulting Agreement”)

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Russo’s Termination and Departure Date. Russo’s existing engagement with the Company is terminated effective May 10th, 2013 (“Departure Date”). Within three (3) business days after the Effective Date (as defined in Section 17 hereof), and subject to Russo’s execution of the Consulting Agreement, the Company will pay Russo (a) a lump sum payment of $750,000, by wire transfer of immediately available funds to an account designated by Russo, in writing, and (b) Russo will receive a final payment of compensation earned through the Departure Date, including payment of accrued and unused vacation in the amount of $48,000 and any reimbursable expenses due and owing to Russo.

2.           Consulting Agreement.  As additional consideration for Russo entering into this Agreement and fully abiding by its terms, and provided Russo has not revoked the Agreement as described in Paragraph 17 below, the Company agrees to enter into the Consulting Agreement with Russo.

3.           No Other Compensation or Benefits Owing. Russo acknowledges and agrees that, except as otherwise provided for in this Agreement: (a) Russo is not and will not be due any other compensation or benefits; and (b) Russo’s participation in all of the benefit plans of the Company (if any and if applicable), or any of its subsidiaries, divisions or affiliates, will cease as of the Departure Date; provided, however, that the Company will provide Russo with information regarding the continuation of health insurance under COBRA (if applicable).

4.           No Other Representations. Russo represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Russo is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

5.           Non-Assignment of Rights. Russo represents and warrants that Russo has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

6.           Status. Russo understands and agrees that (a) Russo’s existing engagement with the Company ended effective as of the Departure Date; and (b) the Company has no obligation to reinstate, rehire, reemploy, recall, or hire Russo in the future.

7.           Disclosure of Any Material Information. As of the date Russo signs this Agreement, Russo represents and warrants that Russo has disclosed to the Company any information in Russo’s possession concerning any conduct involving the Company that Russo has any reason to believe may be unlawful, or violates any of the Company’s policies or procedures, or would otherwise reflect poorly on the Company in any respect.

8.           Return of Property. Except as otherwise agreed to in connection with the Consulting Agreement, Russo agrees to return all property of the Company, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Russo came to possess or otherwise acquired as a result of and/or in connection with Russo’s employment with the Company. Russo agrees to settle any outstanding balance due on any Company credit cards and accounts. Should Russo later find any Company property in Russo’s possession, Russo agrees to immediately return it. Russo further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.  The Company acknowledges and agrees that Russo will keep his Company issued laptop computer through the term of the Consulting Agreement.

9.           Non-Admission of Liability. Russo understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Russo further agrees that nothing contained in this Agreement can be used by Russo or any other past, present or future employee in any way as precedent for future dealings with the Company or any of its subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents or employees.

10.         Release.  In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Russo, for Russo and for any person who may claim by or through Russo, releases and forever discharges the Company and its past, present and future parents, subsidiaries, divisions, affiliates, predecessors, successors, officers, directors, partners, principals, administrators, trustees, benefit plans, insurers, attorneys, agents and employees (collectively, the “Company Entities”), from any and all claims or causes of action that Russo had, has or may have, known or unknown, relating to Russo’s engagement with and/or termination from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (c), below), or for attorneys fees or costs.

(a)           No Pending Claims/Withdrawal of Claims. Russo represents and warrants that, as of the date Russo signs this Agreement, Russo has no charges, claims or lawsuits of any kind pending against the Company or any of the Company Entities that would fall within the scope of the release set forth in Paragraph 10 above. To the extent that Russo has such pending charges, claims or lawsuits as of the date Russo signs this Agreement, Russo agrees to seek and obtain immediate dismissal with prejudice and provide written confirmation immediately (i.e., court order, and/or agency determination) as a condition precedent to the Company’s obligations under this Agreement on and after the date Russo signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).

(b)           Covenant Not to Sue/Future Cooperation. To the maximum extent permitted by law, Russo agrees not to sue or to institute or cause to be instituted a lawsuit in any federal, state, or local agency or court against the Company or any of the Company Entities, including, but not limited to, the claims released in Paragraph 10 of this Agreement. If Russo has any knowledge or information relevant to any pending or future litigation or investigations involving the Company, Russo agrees, at the Company’s request, to appear and give testimony at depositions and at trial or other proceedings related to such litigation. The Company shall reimburse Russo for reasonable out-of-pocket expenses, if any, actually incurred in connection with Russo’s attendance at any such proceedings.

(c)           Exclusion for Certain Claims. Notwithstanding the foregoing, the Company and Russo agree that the provisions of this Section 10 will not apply to (i) any claims arising after the date Russo signs this Agreement, (ii) any action by Russo to enforce the terms of this Agreement, (iii) any action by Russo challenging the validity of this Agreement under ADEA, or (iv) any obligation of the Company to indemnify Russo for actions or omissions of Russo as an officer of the Company on or prior to the Departure Date as set forth in the Company’s governing documents or in an agreement by and between the Company and Russo.

11.         Non-Disparagement of the Company. Russo agrees not to engage in any form of conduct or make any statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of the Company.

12.         Obligations. Russo represents and warrants that Russo (i) has complied with the terms of any and all commitments and obligations to the Company in connection with Russo’s existing engagement by the Company, and (ii) shall comply with all of his commitments and obligations to the Company under the Consulting Agreement.

13.         Restrictive Covenants; Confidentiality of Agreement.

(a)         Restrictive Covenants. Russo acknowledges and affirms his obligations under Section 6 of the Consulting Agreement with respect to the restrictive covenants set forth therein; and, Russo further acknowledges and affirms that the obligations relating to Confidential Information (as defined in the Consulting Agreement) extend to Confidential Information whenever learned or acquired by Russo whether prior to or after the Effective Date of this Agreement, or the Effective Date of the Consulting Agreement (as such term is defined therein).  Russo acknowledges and agrees that the payments provided under this Agreement are being provided, in part, in consideration of Russo’s obligations under the Consulting Agreement, and that Consultant’s breach of the restrictive covenants provided under the Consulting Agreement will be considered a breach of this Agreement.

(b)           Terms of this Agreement. Russo agrees that the terms of this Agreement are confidential and shall be accorded the utmost confidentiality as “Confidential Information” under Section 6 of the Consulting Agreement. Russo agrees that the terms of this Agreement will not be disclosed by him to any third party except for Russo’s spouse, tax or legal advisor(s), and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law.

14.         General.

(a)           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, Russo and the Company agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed and replaced with a legal and enforceable term which most closely represents the intent of Russo and the Company. The enforceability of the remaining provisions will not be affected or impaired by such modification or severance. Russo and the Company agree to perform and execute all such further acts and documents as may be reasonably necessary to carry out the provisions or intent of this Agreement.

(b)           Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Russo and the Company, and Russo’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assign of the Company, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged or transferred by Russo.

(c)           Controlling Law. Russo agrees that this Agreement shall be governed by the laws of the State of Florida, without the application of conflicts of law provisions thereof.

(d)           Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)           Notices. All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

All notices to the Company shall be sent to:	All notices to Russo shall be sent to:
magicJack Vocaltec Ltd.	Peter J. Russo
5701 Georgia Avenue	2747 Paradise Rd Unit 105
West Palm Beach, Florida 33405	Las Vegas, NV 89109
Attention: CEO

(f)           Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)           Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provisions of this Agreement.

15.         Entire Agreement/Amendment. Russo agrees that this Agreement and the Consulting Agreement constitute the entire agreement between Russo and the Company with respect to the subject matter hereof and thereof. Russo acknowledges that this Agreement may not be modified except by written document, signed by Russo and an authorized representative of the Company. Without limiting the generality of the foregoing, Russo reaffirms the restrictive covenants and confidentiality obligations included in the Consulting Agreement and that they shall survive execution of this Agreement.

16.         Knowing and Voluntary Waiver. Russo acknowledges that Russo has been advised in writing to consult an attorney before signing this Agreement. Russo further acknowledges that Russo: (a) has read this Agreement and any Exhibits attached hereto, including the waiver and general release in Paragraph 10; (b) has been given a period of at forty-five (45) days to consider the Agreement; (c) understands its meaning and application; and (d) is signing of Russo’s own free will with the intent of being bound by it. If Russo elects to sign this Agreement prior to the expiration of forty-five (45) days, Russo has done so voluntarily and knowingly.

17.         Revocation of Agreement. Russo further acknowledges that Russo may revoke this Agreement at any time within a period of seven (7) days following the date Russo signs the Agreement. Notice of revocation shall be made in writing addressed to the Company in accordance with Paragraph 14(e) above. Such revocation must be received by the Company by the close of business of the first day following the end of the seven-day revocation period (the “Effective Date”). This Agreement shall not become effective until it has been signed and returned by Russo, as provided herein, and the time period for revocation has expired.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of 6 pages.

magicJack Vocaltec Ltd

By: /s/ Gerald T. Vento	s/ Peter J. Russo
Name: Gerald T. Vento	Peter J. Russo
Title: CEO